                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           FILING PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE
  ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

                     1. NAME AND ADDRESS OF REPORTING PERSON

                                 DANIEL PETERSON
                               C/O ENOTE.COM INC.
                              185 ALLEN BROOK LANE
                                   PO BOX 1138
                               WILLISTON, VT 05495

              2. DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

                                    09/01/99

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   4. ISSUER NAME AND TICKER OR TRADING SYMBOL

                             ENOTE.COM, INC. -- ENOT

     5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
      ( ) DIRECTOR ( ) 10% OWNER (X) OFFICER (GIVE TITLE BELOW) ( ) OTHER
                                 (SPECIFY BELOW)

                     VICE PRESIDENT OF BUSINESS DEVELOPMENT

               6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

                     (X) FORM FILED BY ONE REPORTING PERSON
                ( ) FORM FILED BY MORE THAN ONE REPORTING PERSON


TABLE I  --  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                             2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
                                                    Beneficially Owned            Form: Direct        Ownership
                                                                                  (D) or Indirect
                                                                                  (I)
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No Securities Owned
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).


FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
                                     cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                     Expiration                                         Exercise     Form of     Ownership
                                     Date                                               Price of     Deriv-
                                     (Month/Day/                                        Deri-        ative
                                     Year)                                              vative       Security:
                                  --------------------------------------------------    Security     Direct
                                                                            Amount                   (D) or
                                   Date     Expira-                         or                       Indirect
                                   Exer-    tion            Title           Number                   (I)
                                   cisable  Date                            of
                                                                            Shares
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



                            EXPLANATION OF RESPONSES:



 ***INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
                                   VIOLATIONS.
                   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


                               /s/ DANIEL PETERSON
                          -----------------------------
                                 DANIEL PETERSON


                                   MAY 4, 2000
                          -----------------------------
                                      DATE


 NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
         SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                  RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                                VALID OMB NUMBER.



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